UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2013
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GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)
____________________

Delaware	001-35176	27-4757800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4353 Park Terrace Drive. Westlake Village, California 91361

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (818) 706 -3111

Not Applicable
(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on January 31, 2013, Global Eagle Entertainment Inc. (the “Company”) completed a business combination transaction in which it acquired Row 44, Inc. and 86% of the issued and outstanding shares of Advanced Inflight Alliance AG, a German corporation (“AIA”). Subsequent to the closing of the business combination, the Company commenced a mandatory takeover offer (the “Offer”) in accordance with the German Securities Acquisition and Takeover Act, pursuant to which the Company offered to purchase all of the shares of AIA held by the public that it did not already own. The Offer closed on April 26, 2013. Pursuant to the Offer, open market purchases and related private purchases of AIA shares from BF Ventures GmbH (“BF Ventures”) and Pendragon, the Company acquired an additional 2,133,497 shares of AIA, and now owns 22,598,078 shares of AIA, representing approximately 94.07% of the issued and outstanding shares of AIA. The purchase price for all of the foregoing shares was EUR 5.50 per share, in cash, which was the price required to be paid in the Offer under German law. BF Ventures is a wholly owned subsidiary of BF Ventures Management Ltd. ("BF Management"). 49% of the shares of BF Management are held by Winch Management Ltd. ("Winch"). Louis Bélanger-Martin, the CEO of AIA and a director of the Company, holds a 50% ownership interest in Winch and therefore had an indirect interest in the sale of the shares of AIA to the Company by BF Ventures, valued at approximately EUR 1,197,777. Mr. Bélanger-Martin does not have voting power with respect to the investment decisions of BF Ventures or BF Management.

Item 9.01 Financial Statements And Exhibits.

(a) Financial statements of businesses acquired

The financial statements of AIA as of and for the three years ended December 31, 2012 are incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K/A filed on March 18, 2013.

(b) Pro forma financial information

The Company intends to file by amendment to this Current Report on Form 8-K the required pro forma financial information no later than 71 calendar days after the filing date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2013	GLOBAL EAGLE ENTERTAINMENT INC.

	By:	/s/ Michael Pigott
Michael Pigott
General Counsel, Vice President and Secretary